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                                                                     EXHIBIT 5.1


                       Clifford Chance Rogers & Wells LLP
                                 200 Park Avenue
                               New York, NY 10166
                     Tel: (212) 878-8000 Fax: (212) 878-8375





August 31, 2001

DVI, Inc.
2500 York Road
Jamison, PA 18929

Re: Registration on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for DVI, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company on August 31, 2001 with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers re-sales of shares of the common stock, par value $.005 per share, of the Company (the "Common Stock"), that may be made from time to time by the selling securityholder named therein. The shares of Common Stock that may be re-sold pursuant to the Registration Statement are (i) the shares issuable upon the exercise of an outstanding warrant to purchase the Common Stock (the "Warrant Shares") and (ii) the shares issuable upon the exercise of certain exchange rights (the "Exchange Rights") that may be issued in the future under certain circumstances by the Company (the "Conversion Shares").

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinions set forth below we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based upon the foregoing and on such examination of law as we have deemed necessary, we are of the opinion that:

1. The Warrant Shares, when duly issued and sold in accordance with the terms of the warrant described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2. Pursuant to the Certificate of Incorporation of the Company (the "Charter"), the Company is authorized to issue up to 25,000,000 shares of Common Stock. Assuming that the aggregate number of Conversion Shares issued upon exercise of Exchange Rights, along with all other shares of Common Stock from time to time issued and outstanding or reserved for issuance, does not exceed 25,000,000 shares (or such other number of shares of Common Stock as may be authorized from time to time for issuance under the Charter), when the Conversion Shares have been (i) legally and validly authorized for issuance upon exercise of Exchange Rights by all necessary action of the Company's Board of Directors and (ii) duly issued and delivered upon exercise of Exchange Rights in accordance with the terms thereof, such Conversion Shares will be validly issued, fully paid and non-assessable.


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We are members of the Bar of the State of New York and the opinions set forth in this letter relate only to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,


/s/ Clifford Chance Rogers & Wells LLP